EXHIBIT A
                      PRESS RELEASE


Denver, Co. November 1, 2000. TV Communications Network, Inc. ("TVCN") announced today that it has supplemented and revised its July 31, 2000, announcement that its wholly-owned subsidiary, Reema International
Corp., entered into an agreement with a private recommended lender, the identity of which remains confidential pursuant to a request for confidentiality TVCN filed with the U.S. Securities and Exchange Commission's Office of the Secretary. The agreement provides that the recommended lender has made a non-binding commitment to provide additional funding of $150 million for Reema's Project in Trinidad, Latin America.

On May 18, 2000, TVCN announced that the same entity had agreed to provide the first $150 million for Reema's proposed Project in Trinidad. The Project entails the construction and operation of a Gas-To-Liquids ("GTL") Plant.

The recommended lender is entirely independent of Reema International, TVCN and any affiliate thereof. As of the date of this document, the proposed loan has not closed and there can be no assurance that the proposed loan will in fact close. The proposed loan is for a twenty year period and carries an interest rate tied to the London Inter Banking Operation Rate. TVCN paid all of the costs and expenses associated with procuring this proposed loan including two separate loan origination fees of $150,000 each.

According to the US Environmental Protection Agency, one of the
major causes of pollution in most cities around the world is the content of sulfur, aromatics and other contaminants found in the products generated from crude oil. On August 27, 1998, UPI reported that "California has become the first state to declare that soot emitted in (crude-oil based) diesel exhaust is a cancer threat that
requires new controls."    In 1998, The California Air Resources Board
"voted unanimously to declare 40 chemicals found in (such) diesel exhaust as toxic air pollutants." Early in May, 2000, the Federal National Toxicology Program added diesel exhaust particulates to its list of chemicals that are "reasonably anticipated to be a human carcinogen. Cancerous tumors have been found in rats after exposure to (crude-oil based) diesel exhaust."

Omar A. Duwaik, Chairman of both TVCN and Reema, explained, "most countries around the world will, sooner or later, adopt more stringent pollution standards. Refiners can meet the new standards by the addition ofcostly equipment, or by purchasing and blending GTL products which would require no additional capital investment. This may create a market demand for millions of barrels/day of GTL products. Thus, the 10,000 bbl/d of the proposed GTL Plant is projected to be in great demand by many refiners worldwide."

Duwaik believes that "GTL is the wave of the future in gas applications." Reuters had reported from London on June 28, 1998, that "advances in converting natural gas into clean environmentally friendly oil products could trigger revolutionary changes in the world energy industry." Arthur D. Little, a global consulting firm, was more emphatic, "GTL will revolutionize the gas industry the way the first LNG Plant did 40 years ago."

"Because of the high quality of the diesel that will be produced at the proposed Plant," remarked Reema' President, Glen Clark, "it can be used as a blend with crude-oil based diesel for upgrading purposes, and to meet the ever-increasing stringent environmental standards." According to National Petroleum News, the GTL product will be in great demand "because it solves formidable clean air problems, crucial in the United States and other environmentally sensitive countries. Use of the no-sulfurfeedstocks will save refiners billions of dollars in investment they would (otherwise) have to make to reduce sulfur in motor fuels."

The original, non-binding commitment contained the specific arrangements regarding compensation to the proposed lender as follows:

Total Amount of Funding - $150,000,000 USD.

Funding Schedule - Total proceeds of the loan will be placed in a "High Yield Investment" program in a major European Bank. The project will be funded at the rate of $3,750,000 per month for Forty (40) months, by way of irrevocable pay-orders lodged with a designated Disbursing Bank. The recommended lender will provide collateral to the Investment Account Bank.

Interest - Beginning Forty-one (41) months after the first disbursement of funds and thereafter for the Twenty (20) year term, the Borrower will be obligated to pay Interest quarterly at a rate not to exceed one (1) year LIBOR plus 1and 1/2 % adjusted annually. These interest payments will be based on the amount actually disbursed to the Borrower or its assigns, plus unpaid accrued interest, before deduction of the recommended lender's fee.

Disbursement - In accordance with the loan documents, a "Fund Control" to insure progress and payment as agreed, will be required. The Disbursing Bank will act as trustee, responsible for administration, accounting and adherence to the project cost breakdown, verifying all inspection reports and requests for loan disbursements accompanied by supporting invoices and releases. They will also diligently maintain recommended lender priority and compliance in accordance with the "Fund Control" and loan documents.

Repayment of Principal - Principal amount of loan ($150,000,000 USD plus accrued unpaid interest) will be subject to repayment in the following manner:

The Borrower will provide the recommended lender with acceptable evidence that all phases of the project complies with any and all Governmental and regulatory agencies necessary and needed to render the project lawful and approved.
Upon conversion to permanent financing, the value of the Project will be established by an independent appraisal through a licensed and certified appraiser. At all times, the appraised value of the Project and the Borrower or Borrowing entity must at least equal the amount disbursed. The Loan will be all due and payable at the end of Twenty (20) years or can be paid at any time during the Twenty (20) year period without penalty. (The loan is not assumable nor may it be assigned without prior recommended lender approval. In the event of a sale of any portion of the Project, a pro rata repayment of principal will be due and payable.) After the third (3) year of operations a Sinking Fund must be established, the annual deposits to which must be adequate to liquidate the principal by the end of the Twenty (20) year period. The sinking Fund can be established in a Bank of our choice under the joint administration of the Borrower and the recommended lender.

Collateral - The recommended lender will provide collateral for the opening Forty (40) months or until the Borrower no longer has an active Investment Account. Collateral will be extended as a result of subsequent loan approvals. Fifteen (15) days prior to the scheduled return of collateral to the recommended lender, the Borrower will submit detailed Financial Statements (less than 30 days old), P&L Statements, General Ledger and Owned Inventory Schedule (w/ opinion letter) to the recommended lender for recommended lender approval as substitution of collateral. Typically the collateral will consist of a first lien position on the land and associated property of the Project, and possibly a lien on other assets of the Borrower and/or its affiliated companies, depending on the financial strength of the Company at that time. The recommended lender's fees for the completion of the funding will be 2%
of the amount funded to the Borrower, payable as the Borrower receives funds; i.e., as the Borrower is funded over a period of 40 months, the recommended lender will receive a total of 2% of the initial
$3,750,000 USD and 2% of each $3,750,000 increment funded thereafter.
In addition, 1% will be payable to the loan broker, and deducted from
each increment as it is funded.   In the event that the Company does
not find it necessary to draw down the entire loan of $150,000,000
USD, the 2% fee on the amount not taken down will be due and payable along with the first interest payment.

On or about July 13, 2000, in response to Reema's request to increase the loan amount from $150,000,000 to $300,000,000, the recommended lender amended the May 2000, agreement. Per the amendment, the loan amount was increased from $150,000,000 to $300,000,000 and the retainer amount was increased from $150,000 to $300,000. On behalf of Reema, TVCN paid the second portion of the $300,000 retainer fee.

On July 31, 2000, Reema received confirmation of amendment from the recommended lender that the "Funding Proposal" dated May 8, 2000, was amended to reflect the Company's request.

On or about June 5, 2000, Reema signed an agreement with Parsons Energy and Chemical Group, Inc. to commence the engineering, design, procurement and construction for the proposed gas to liquids plant in Trinidad. The agreement required Reema to pay Parsons a minimum of $394,000 of which $314,254 has been paid by TVCN.

Ancillary to the Parsons contract, Reema entered into an agreement with AIR Products for engineering services. This contract obligates Reema International to pay AIR $210,000. On behalf of Reema, TVCN paid AIR $84,000 during fiscal year 2000.

Since the occurrence of these events and transactions and during fiscal year 2000, Reema has continued to identify potential recommended lenders for financing the gas to liquids plant. Although no loans have closed, Reema has procured non-binding agreements from several potential recommended lenders. In order to obtain these non-binding agreements, TVCN has paid a total of $512,500 to potential finders (none of which is an affiliate of TVCN or any of its affiliates) as loan origination or finder fees.

During calendar year 2000, to date, Reema has incurred expenses associated with the gas to liquids project including legal expenses of $93,978, travel expenses of $36,566 and administration expenses including labor and consulting fees of $438,115. TVCN has paid these expenses on behalf of Reema in addition to the previously mentioned fees and costs.

TVCN is a publicly-traded company on the Electronic Bulletin Board under the symbol "TVCN". In addition to the gas and oil business, TVCN is involved in wireless microwave communications. For more information contact Kenneth D. Roznoy at 3037516100 or Fax 3037511081.

This document is intended for informational purposes only. It contains "forward looking" statements as defined by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They reflect management's beliefs and estimates of future economic circumstances and industry conditions. Actual results may differ materially from those projected. Investing in low-priced stock such as that of TVCN is very risky and is not suitable for everyone. The Company's performance, business plans, projections and financial results are not guarantees of future performance or that any of the projections or expectations could or will ever be met.